Issuer Free Writing Prospectus dated January 18, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated January 17, 2024
Registration Statement No. 333-270499

LOBOEV

LOBO EV TECHNOLOGIES LTD.


| GOOD | SMART | AFFORDABLE |

Free Writing Prospectus Statement

LOBOEV

- This free writing prospectus relates to the proposed initial public offering of ordinary shares of LOBO EV Technologies Ltd. (the "Company""we""us"and "our"), which are being registered on a registration statement on Form F-1 (File No.333-270499) the"Registration Statement "and should be read together with the preliminary prospectus included in the Registration Statement initially filed with the the Securities and Exchange Commission (the "SEC") on March 13, 2023, as amended, for the offering to which this presentation relates and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1932072/000149315224002727/formf-1a.htm.
- The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
- Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from Kingswood, a division of Kingswood Capital Partners, LLC, 7280 W. Palmetto Park Rd., Suite 301, Boca Raton, FL 33433, telephone: 561-620-0306; ext 128.
- This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

This presentation contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth, and expansion, including our ability to meet our goals; current and future economic and political conditions; our ability to attract customers and dealers and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; the impacts brought by epidemic; trends and competition in the electric vehicle industry; and other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors." We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities law, we do not have any intention or obligation to update any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Offering Summary

LOBOEV

Issuer	LOBO EV TECHNOLOGIES LTD.
Exchange : Symbol	Nasdaq Capital Market / LOBO
Offering Type	Initial Public Offering
Securities Offered	1,380,000 ordinary shares, or 1,587,000 ordinary shares if the over-allotment option is fully exercised by the Underwriter
Over-Allotment Option	15%
Offering Price	USD $4.00 per share
Use of Proceeds	● approximately 40% for upgrade and expansion of manufacturing facilities; ● approximately 10% for research and development; and ● approximately 50% for working capital
Lock-up	12 months for Directors and Officers and 6 months for other shareholders
Sole Book Running Manager	Kingswood, a division of Kingswood Capital Partners, LLC.

A Brief Introduction of Company

LOBOEV

We are a holding company with 6 operating subsidiaries in China.

- Headquartered in Wuxi, Jiangsu, one and half hour drive from Shanghai.
- We design, develop, manufacture and sell e-bicycles, e-mopeds, e-tricycles, and electric off-highway four-wheeled shuttles such as golf carts and mobility scooters.
- We also provide automobile information and entertainment software development and design services to tier-one automobile suppliers.
- More than 70 full time employees and 55 workers on assembly-line as of June 30, 2023.
- Three factories with four assembly lines in total in Tianjin and Wuxi.

Company's financials:

H1:2023 Revenue of $8.1 million USD
H1:2023 revenue growth of 48.25% over H1 2022



A golden plus supplier verified by alibaba.com.

Ranked #1 and #2 quick response in Minibike/Pocketbikes/ Electric ATVs

see: www.loboev.en.alibaba.com and www.bjlobo.en.alibaba.com

A Brief Introduction of Company

LOBOEV

Structure


LOBO EV TECHNOLOGIES LTD.
(British Virgin Islands)
100%
LOBO HOLDINGS LTD.
(Hong Kong)
100%
JIANGSU LOBO ELECTRIC VEHICLE CO.,LTD.
(PRC)
100%
100%
BEUING LOBO INTELLIGENT MACHINE CO.,LTD. (PRC)
GUANGZHOULOBO INTELLIGENT TECHNOLOGIES CO.,LTD. (PRC)
100%
85%
100%
TIAING LOBO INTELLIGENT ROBOT CO.,LTD. (PRC)
WUXI JINBANG ELECTRIC VEHICLE MANUFACTURING CO.,LTD. PRC)
TIANJIN BIBOSCH INTELLIGENT TECHNOLOGY CO.,LTD. (PRC)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

A Brief Introduction of Company

LOBOEV


MISSION


VISION



Our mission

To provide daily commuters with good, smarter, and affordable e-bicycles, e-tricycles, and off-highway four-wheeled electric scooters.

Our vision

To become an industry leader in the field of intelligent urban tricycles and off-highway four-wheeled electric scooters.

Our strategy

Product Distinction combined with cost efficiency

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investment Highlights

LOBOEV

1. ***Investment returns***
   - Large domestic and global market size;
   - Existed global penetration channels;
   - A vibrant corporate culture and employee morale;

2. ***Robust finance***
   - Healthy cash flow;
   - Low financial leverage;

3. ***A simple and clear business model***
   - Rich product portfolio for customer's one-stop procurement
   - Deep involving in supply chain and continuous efforts to enhance customers' relations.
   - Strengthen R&D to develop and launch new products
   - Flexible manufacturing capacity for multiple product types in small batch

4. ***Excellent management team***
   - Capability in strategy planing;
   - Innovative and ambitious entrepreneur spirit;
   - Global perspectives;

Business Summary

LOBOEV

- We design,develop, manufacture and sell e-bicycles, e-mopeds, e-tricycles, electric off- highway four-wheeled shuttles such as golf carts and ATV and UTV vehicles.





- We develop automobile multimedia- interactive system, multifunctional rear-view mirrors, and dash-cam through collaborating with and subcontracting from tier-one automobile suppliers.



Business Model

LOBOEV

- Rich product portfolio for customer’s one-stop procurement.
- Deep involving in supply chain and continuous efforts to enhance customers' relations.
- Strengthen R&D to develop and launch new products.
- Focusing on the flexible manufacturing capacity for multiple product types in small batch.

Rich product portfolio for one-stop procurement



Visiting suppliers for stable supply chain



Continuous efforts to enhance customers' relations.



Strengthen R&D to launch new products



Focusing on the flexible manufacturing capacity



Our products: e-bicycles and e-mopeds

LOBOEV













Our products: e-tricycles













Our products: e-off-highway four-wheeled shuttles

LOBOEV













Our products: Solar-powered mobilities

LOBOEV



See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our products: Automobile Multimedia-interactive solutions

LOBOEV



radar







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0.2
R

Dealers and Suppliers

LOBOEV

- As of August 31, 2023, we had approximately 152 domestic dealers in China, and approximately 48 foreign dealers around the world.
- The revenues of our top ten dealers accounted for 59.05% of our total revenues for the fiscal year in 2022, with one dealer accounting for 10% or more of the company’s revenue.
- Our top ten suppliers accounted for 52.24% of the value of our total purchases in 2022. There is no supplier that accounted for 10% or more of total purchase during the year ended December 31, 2022.
- The supply chain covers from bicycle frames to lamps, tires, hydraulic forks, power motors, controllers, batteries, cushions, instrument panels, plastic covers and other accessories.
- For the solution of automobile information and entertainment software development, we subcontract with several tier- one automobile suppliers to run our business


ATV
ATV
ATV



Sales and Marketing

LOBOEV



New media

We open accounts to set up live broadcast on Alibaba and other new media to promote our products. We also promote our brand name and products via facebook and Ins.



金邦共享门店合伙人
启动仪式

Promotion channels

We not only develop exclusive stores, but also adopt flexible policy of " shop in shop" for channel penetration.



Tianjin Luobei Intelligent Robot Co., Ltd.
10+
OEM&ODM
PRODUCTION PLAN
YEARS OF
PROVIDE CUSTOMIZED SER...

Alibaba E-commerce

We rely on alibaba.com and foreign-oriented exhibitions, such as the Canton Fair , to promote our foreign trade business.

Sales and Marketing--*Domestic*

LOBOEV

● *Location-based offline marketing*

- ◆ Offline marketing and advertising activities through car circuit ads, small outdoor entertainment activities.
- ◆ Visiting dealers to maintain customer's relations

● *Event-specific marketing*

- ◆ Event-specific marketing activities, such as new product launches, Double 11, National holidays and periodic dealer appreciation events.
- ◆ Domestic exhibition shows are important chances for event-specific marketing. We will join some important domestic exhibition shows



金邦电动车
金山银山,绿色兴邦

Sales and Marketing--*International*

LOBOEV

- Keep investment in purchasing electronic data in alibaba.com. We are golden plus supplier verified by Alibaba.com.
- Find dealers and agents via Google search and LinkedIn.
- Participate in exhibition shows



- Participate in exhibition show



- Alibaba lecture for training

Market size of e-bike in China from 2017-2022



Sales volume
(unit, Million)
30.5
32.2
36.8
47.6
41.5
59.04
2017
2018
2019
2020
2021
2022



Sales revenue
(Billion USD $)
10.89
11.09
13.3
16.3
14.3
17.76
2017
2018
2019
2020
2021
2022



Average price in USD$
357
344
361
342
344
300
2017
2018
2019
2020
2021
2022



Growth rate in sales volume
Growth rate in sales revenue
5.57%
1.84%
14.29%
19.92%
29.35%
22.56%
-12.82%
-12.27%
42.20%
24.20%
2017
2018
2019
2020
2021
2022

***Source**: China Electric Vehicle Association*

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Forecast of e-bike market size in China from 2023 to 2028

LOBOEV

- The huge number of global medium and low-income population make the market possible to expand continuously.
- The market size of China's two wheeled electric vehicle industry will be USD 23.6 billion in 2023, and USD 37.28 billion in 2028, with the CAGR of approximately 9.06%. The forecast of the market scale of China's two-wheeled electric vehicle industry from 2023 to 2028 is as follows:



The forecast of the market scale of China's two-wheeled electric vehicle industry from 2023 to 2028 (Billion USD)
Year on year growth rate (%)
40
35
30
25
20
15
10
5
0
18.00%
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
23.6
25.8
28.5
30.6
33.8
37.28
16.26%
9.32%
10.47%
7.37%
10.46%
10.30%
2023
2024
2025
2026
2027
2028

Source: *China Electric Vehicle Association*

E-tricycle market size in China from 2017 to 2022

Sales volume
(unit, Million)



Sales volume (unit, Million)
Year on year growth rate (%)
20
15
10
5
0
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
7
7.79
7.8
8.7
9.2
14.35
11.24%
0.23%
11.47%
5.75%
55.90%
2017
2018
2019
2020
2021
2022

Sales revenue
(Billion USD $)



Sales value (billion USD$)
Year on year growth rate (%)
8
6
4
2
0
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
4.37
4.06
4.07
4.3
4.56
6.4
-7.09%
0.25%
5.65%
6.05%
41.60%
2017
2018
2019
2020
2021
2022

Average price in USD$



624.29
521.39
521.49
494.25
495.65
450
2017
2018
2019
2020
2021
2022

Source: *China Electric Vehicle Association*

Forecast of e-tricycle market size in China from 2023-2028

LOBOEV

- According to China Electric Vehicle Association, the market size of China's three-wheeled electric vehicle industry will be USD 6.3 billion in 2023, and USD 9.12 billion in 2028, with the CAGR of revenue is at approximately 6.36%. The forecast of the market scale of China's three-wheeled electric vehicle industry from 2023 to 2028 is as follows:



The forecast of market value (USD$ Billion)
10
9
8
7
6
5
4
3
2
1
0
6.3
6.78
7.3
7.9
8.5
9.12
2023
2024
2025
2026
2027
2028



The forecast of the market value (Unit Million)
25
20
15
10
5
0
13.69
14.42
15.53
16.8
17.7
19.4
2023
2024
2025
2026
2027
2028

Export of off-highway four-wheeled electric shuttles

LOBOEV

China is one of the largest exporters of off-highway four-wheeled electric shuttles in the world. Although the industry has experienced the negative impact of COVID-19 and excessive increase of shipping costs, the exports of this segment product has maintained growth since 2017. For example, according to the data of China Customs, 542,000 units of electric golf carts were exported from China in 2017, 586,000 units in 2018, 551,000 units in 2019, 854,000 units in 2020, 938,500 units in 2021 and 910,300 units in 2022, representing a CAGR of 9.02%.

The export volume and value in USD of China's electric golf cart and patrol /sightseeing cart from 2017 to 2022 is as follows:

Sales volume
(unit, 10 thousand)



Sales volume
(unit, 10 thousand)
Year on year growth rate (%)
100
80
60
40
20
0
0.6
0.4
0.2
0
-0.2
54.2
58.6
55.1
85.
93.85
91.03
0
8.12%
-5.97%
54.99%
9.89%
3%
2017
2018
2019
2020
2021
2022

Export value of four-wheeled e-shuttles
(in 10 million USD)



Sales value
Year on year growth rate(%) (in 10 million USD)
100
80
60
40
20
0
0.6
0.4
0.2
0
-0.4
52.6
56.18
55.72
77.19
92.12
75.62
0
6.81%
-0.82%
38.53%
19.34%
-17.90%
2017
2018
2019
2020
2021
2022

***Source:** China Customs*

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Marketing Strategies

LOBOEV

Innovative marketing strategy:

Differentiated strategy

strengthen our own characteristics of products, and focus on differentiated features and functions for our users

- User-Centered design philosophy
- to be the industry leader in the field of intelligent urban tricycles and off-highway four-wheeled electric shuttles via continuously launching new models, especially in solar-powered products.

Cost-leadership strategy

The concepts of total quality management and total budget management are introduced and adopted in our business and daily operations.

Solar-powered vehicle





SPV--Delivery e-bike

Growth Strategies

LOBOEV

Continue to innovate and launch new products

We believe that our high-quality and affordable products are the keys to our success.

Attach importance to customer relationship management

The perspective of our customer relationship management is to “help our customers succeed”, rather than simply meeting the customer demands.

Diversify and increase marketing methods

- expand our dealer network and engage new dealers via attending trade shows and dealers receptions.
- continuous investment in Alibaba platform .


JINBNG
新金邦新零售
2018年财富年会暨新品发布会

Dealers and agents reception meeting


金邦电动共享门店

Ads of shop

Our factories and manufacturing facilities

LOBOEV



Beijing LOBO Factory





Tianjin LOBO Factory



Wuxi Jinbang Factory



Guangzhou LOBO Office



Our factories and manufacturing facilities

LOBOEV




Assembly lines






Testing equipment

3-D printer




Intellectual Property and Trademarks

LOBOEV

- As of June 30, 2023, we have nine registered patents in China, covering battery anti-theft, USB sockets, brake, electronic fences, automatic driving and navigation, and multimedia interactive software system and six patent applications in China.
- We had 16 software copyrights, 29 trademarks and 17 3Cs qualifications and certificates in China as of January 4, 2024
- We have 18 registered domain names, including www.loboebike.com, www.loboai.com, www.loboev.cn, www.loboemotocycle.com, www.loboescooter.com etc.

9	16	29	17
9 registered patents	16 software copyrights	29 trademarks	17 models of 3Cs for e-bikes


中华人民共和国国家版权局
计算机软件著作权登记证书

Use of Proceeds

LOBOEV

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $5.52 million if the underwriters do not exercise their over- allotment option, and $6.348 million if the underwriters exercise their over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

40%

approximately 40% for upgrade and expansion of manufacturing facilities;

10%

approximately 10% for research and development;

50%

approximately 50% for working capital.

Our team members

LOBOEV

CEO — *Mr. Huajian Xu*

- Mr. Xu has over 20 years' experience in the marketing and management in the telecommunications industry and e-bicycle industry.
- He once served as senior manger and VP for four public companies which are listed in Hong Kong, Mainland China and Nasdaq successively.
- He co-authored two industry standards in China.

COO — *Mr. Jiancong Cai*

- Mr. Cai has over 12 year's experiences in R&D, marketing and management in public and private companies.
- He once served as the general manager of Guangzhou Flyaudio Car Audio Co., Ltd.
- He also once served as general manager of TCL (Vietnam) Co., Ltd., a subsidiary of a China listed company and marketing director of TCL Electronics Holdings Ltd., an appliances company which is listed in Hong Kong.

CFO — *Ms. Tong Zhu*

- Ms. Zhu is Australia citizen, with more than 25 years' experience in accounting and finance.
- She once served several positions in Caterpillar Inc. (NYSE: CAT).
- She worked as an accountant with Fleishman Hillard (NYSE: OMC) in Australia from Aug. 2004 to Oct. 2005.
- She is a Certified Public Accountant of Australia and a Certified Internal Auditor.

Independent directors

LOBOEV

Zhaohui Randall Xu

- U.S citizen.
- He is Professor of Accounting at the University of Houston-Clear Lake.
- He once served as senior financial advisor to Kaixin Auto Holdings (NASDAQ: KXIN).
- He has been serving as IR Department Director to Renren Inc (NYSE: RENN) since November 2020.
- He has obtained his US CPA License from Delaware and Colorado in Dec. 2002.
- Professor Xu is a member of Financial Executives International, a member of American Accounting Association and a member of AICPA.

Ye Ren

- Chinese, Female.
- Ms. Ren once served as Chief Financial Officer of CN Energy Group Ltd. (NASDAQ: CNEY) where she was responsible for budget and financial regulation compliance.
- She also once served as the Deputy Finance Manager of Zhejiang Yongning Pharmaceutical Co., Ltd.,
- She once was Senior Auditor of Pan-China Certificated Public Accountants LLP.
- She obtained her bachelor's degree from George Fox University in 2010 and master's degree in Accounting from the University of South Carolina in 2013.

Harry D. Schulman

- U.S. citizen.
- He has served on multiple boards of public and private companies.
- He is a board member of Bright Mountain Media Inc, a public digital media marketing company.
- He is the former Chairman and CEO of Applica Inc. (NYSE:APN) from 1989-2007. He led the company to become a leader in the household appliance industry.
- He received his Bachelor's Degree in Business Administration in July 1973 from University of Dayton and Master's Degree in Business from University of Miami in July 1983.

Contact

ISSUER:

LOBOEV

LOBO EV TECHNOLOGIES LTD.

Gemini Mansion B 901,
i Park, No. 18-17 Zhenze Rd
Xinwu District, Wuxi, Jiangsu,214111
P.R.China

xuhuajian@loboai.com

UNDERWRITER:

KINGSWOOD

KINGSWOOD

a division of Kingswood Capital Partners, LLC

7280 W Palmetto Park Rd. Suite 301
Boca Raton, FL 33433

lciervo@kingswoodus.com